EXHIBIT 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Presents New Preclinical Data on CG53135 for Oral Mucositis

(OM) at Leading International Symposium for Cancer Supportive Care

- Activity with a single dose for the prevention of OM –

- Activity for the treatment of OM after initial signs and symptoms -

NEW HAVEN, Conn. – June 24, 2004 – CuraGen Corporation (NASDAQ: CRGN) announced today that scientists from the Company will report new preclinical data on CG53135, CuraGen’s Phase I clinical product being investigated for the prevention and treatment of radiation and chemotherapy induced oral mucositis (OM), demonstrating preclinical single dose activity for the prevention of OM, and preclinical activity for the treatment of OM after the appearance of initial signs and symptoms of OM in predictive animal models. The data is being presented in two poster sessions during the 16th Annual International Symposium on Supportive Care in Cancer held by the Multinational Association of Supportive Care in Cancer (MASCC) and the International Society of Oral Oncology (ISOO), June 24-27 in Miami Beach, FL.

In a first poster, entitled “Single-dose Administration of CG53135 (FGF-20) Ameliorates Chemotherapy-Induced Oral Mucositis in Hamsters,” it was demonstrated that administration of a single-dose of CG53135 one day after exposure to chemotherapy reduces the severity and duration of oral mucositis compared to controls. In a second poster, entitled “CG53135 (FGF-20) Ameliorates Active Chemotherapy-Induced Oral Mucositis in Hamsters,” it was demonstrated that administration of CG53135 to animals with active oral mucositis resulted in a significant reduction in the number of days and severity of mucosal ulceration compared to control animals.

“The preclinical data presented at MASCC supports our intention to transition CG53135 into Phase II this year and our strategy to investigate CG53135 as a single dose agent for the prevention of oral mucositis. In addition to prevention, the preclinical data supports our strategy to investigate CG53135 for the treatment of OM which has the potential to expand the patient population that could benefit from this promising therapeutic,” stated Timothy M. Shannon, M.D., Executive Vice President and Chief Medical Officer at CuraGen. “We look forward to fully exploring the properties of this exciting protein therapeutic during clinical development.”

Background on CG53135 and Oral Mucositis (OM)

CG53135 is being investigated for OM and is currently in two Phase I studies: a trial in cancer patients with solid tumors; and a second trial in cancer patients with hematological malignancies undergoing bone marrow transplantation. The program is expected to transition to Phase II in 2004.

- MORE -

CG53135 is a novel growth factor discovered by CuraGen that appears to promote epithelial and mesenchymal cell proliferation and is currently being investigated for OM, a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. CG53135 is being investigated for the prevention of OM by being administered to patients before the onset of symptoms in order to decrease the incidence and duration of the disease. CG53135 is also being investigated for the treatment of OM by being administered to patients after the onset of early signs of OM in order to decrease the duration and progression to severe OM. An effective therapy for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time. There is currently no FDA approved therapy to treat this condition.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on genes from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our intention to transition CG53135 into Phase II in 2004 and investigate CG53135 as a single dose agent for the prevention of oral mucositis, and our strategy to investigate CG53135 for the treatment of OM. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended March 31, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.